Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated July 3, 2006, relating to the consolidated financial statements of Tully’s Coffee Corporation and subsidiaries appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ MOSS ADAMS LLP

Seattle, Washington

April 26, 2007